NEWS RELEASE

Eden Energy Corp. Announces Reserve Report

VANCOUVER, May 16, 2008 Eden Energy Corp. is pleased to announce that it has received an independent reserve report on its wells and property in the White River Dome project in the Piceance Basin, Colorado. The report was prepared by MHA Petroleum Consultants, Inc., Golden, Colorado. The report assigned total proved reserves of 5.46 Bcfe net to Eden’s interest with a PV10 value of $14.28 million, using first quarter-end actual received gas and oil prices as mandated by the SEC. Net to Eden, the report assigned proved developed producing (PDP) reserves of 1.99 Bcfe with a PV10 value of $8.4 million and proved undeveloped (PUD) reserves of 3.47 Bcfe with a PV10 value of $5.88 million.

		Undiscounted	Discounted @ 10%
Lease Name	Net	Net Cash Flow	Net Cash Flow
	MMCFE	M$	M$

Love Federal 17-21	19.349	$63.54	$56.51
Love Federal 17-42	131.362	$746.79	$609.96
AHU Federal 18-23	683.64	$4,762.48	$2,307.24
AHU Federal 8-12	1,154.456	$8,760.81	$5,429.32
Total PDP	1,988.807	$14,333.62	$8,403.03

NENW SEC 17	844.232	$4,039.85	$1,409.58
NWSW SEC 17	844.232	$4,039.85	$1,398.43
NENE SEC 18	943.942	$4,788.10	$1,725.37
SWNW SEC 8	833.81	$3,956.05	$1,347.97
Total PUD	3,466.216	$16,823.86	$5,881.34

Total	5,455.023	$31,157.48	$14,284.37

Eden Energy is drilling the White River Dome project under a Drilling and Development Agreement with EnCana Oil and Gas (USA), Inc. The White River Dome project encompasses 68 160-acre drilling blocks outside the existing Ant Hill gas production unit. To date Eden has drilled and completed four wells on four of these 160-acre blocks and has earned a working interest in 320 gross and 296 net acres. Eden Energy is currently planning to drill four additional locations for the 2008 drilling season.

Donald Sharpe, president of Eden Energy, commented “We are pleased with the results of our recent drilling and completion operations and the value of the reserves added in the White River Dome project. We anticipate reporting additional results from our new drilling and completion activities over the coming summer months.”

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted fault blocks, and an excellent potential reservoir rock. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the lower risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the production rates of the White River Dome wells, the announcement of additional drilling in the White River Dome project, and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2007 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com